       FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Treasurer	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-683-8126	& Interim CFO	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-683-8136	Direct Dial: 920-683-8128
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY ANNOUNCES
PRELIMINARY THIRD-QUARTER RESULTS

Revised earnings expectation significantly outpaces
prior-year's third-quarter results coupled with strong cash flow performance;
lower crawler crane sales to dampen earnings

MANITOWOC, WI - October 7, 2002 - The Manitowoc Company (NYSE: MTW) today announced that preliminary earnings per share for the quarter ended September 30, 2002, will range from 12 to 18 percent higher compared to the $0.51 earned in the third quarter of 2001. Although this is a significant achievement in the current economy, the company's third quarter of 2002 will be off approximately 8 to 12 percent from the consensus estimate of $0.65 due to slowing demand for its crawler cranes.

"Although our crawler crane revenues were off only 1 percent for the first six months of 2002, the industry declined more than 10 percent over the same period," explained Terry D. Growcock, Manitowoc's president and chief executive officer. "However, during the third quarter our crane sales began to decline at industry rates. Furthermore, we anticipate that slower demand is now likely throughout the fourth quarter and well into 2003. We have already taken steps to address this market weakness through direct labor reductions. Additionally, we have made significant salaried employee reductions, which will enable us to reconfirm the Grove accretion guidance we have previously provided.

"Results for the Foodservice Equipment and Marine segments are in line with our expectations," Growcock continued. "Due to the strength of our diversified business model, we expect to report third-quarter earnings that are significantly higher than the year-ago period, along with very strong cash flow."

The Manitowoc Company will provide further details and guidance when the company reports earnings on October 22.

About The Manitowoc Company
The Manitowoc Company, Inc. is a leading producer of lattice-boom cranes, tower cranes, mobile hydraulic cranes, and boom trucks for the global construction industry. It is also a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment for the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward Looking Statements
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to Manitowoc's anticipated changes in revenue and cost savings, and changes in economic or industry conditions generally or in the markets served by our companies. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

For more information, contact:
Carl J. Laurino
Treasurer and Interim Chief Financial Officer
(920) 683-8136